Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 1st day of December, 2024 (the “Effective Date”), between NI Holdings, Inc., a North Dakota business corporation, (the “Corporation”), NODAK Insurance Company, a North Dakota insurance company (the “Company”), and Seth C. Daggett, an adult individual (“Executive”). This Agreement amends and replaces the prior Amended and Restated Employment Agreement dated August 8, 2023.

WITNESSETH:

WHEREAS, the Corporation, the Company, and Executive desire to enter into an agreement providing for the terms of Executive’s continued employment with the Corporation and the Company.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                  Employment. The Corporation and the Company employ Executive and Executive hereby accepts employment with the Corporation and the Company, on the terms and conditions set forth in this Agreement.

2.                  Duties of Employee. Executive shall serve as Chief Executive Officer of the Corporation and the Company and shall report directly to the Corporation Board (as defined below). Executive shall devote his full time, attention and energies to the business of the Corporation and the Company during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Board of Directors of the Corporation (the “Corporation Board”). Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Company, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Company.

3.                  Term of Agreement.

a)	Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, continuing until the second anniversary hereof; provided, however, that on a daily basis, one additional day shall be added to the term of this Agreement, so that the Employment Period shall always be two (2) years, unless either the Executive or the Corporation shall have provided the other with written notice of its intention to cease extending the term of this Agreement.
b)	Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the Corporation Board and Executive may mutually agree.
c)	Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation and the Company for Cause (as defined herein). As used in this Agreement, “Cause” shall mean any of the following:

1.                  Executive willfully fails or refuses to substantially perform the Executive’s responsibilities under this Agreement, after demand for substantial performance has been given by the Corporation Board that specifically identifies how the Executive has failed to perform such responsibilities;

2.                  Executive engages in gross misconduct which is materially and demonstrably injurious to the Corporation or the Company;

3.                  Executive violates any of the Corporation’s or Company’s policies relating to sexual harassment;

4.                  Executive is convicted of a felony or pleads guilty or nolo contendere to a felony;

5.                  Executive materially breaches Section 6 of this Agreement;

6.                  Executive engages in any act of fraud (including misappropriation of the Corporation’s or the Company’s funds or property) in connection with the business of the Corporation or the Company which is materially and demonstrably injurious to the Corporation or the Company; or

7.                  Executive is disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

1.	the Company shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through the date of termination; and

2.                  the Company shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Company then in effect.

d)	Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Company shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and (ii) the Company shall provide to Executive’s dependents any benefits due under the Company’s employee benefit plans.
e)	Disability. Executive, the Corporation and the Company agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Company’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive, the Corporation and the Company agree that if, in the judgment of the Corporation Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Company will suffer an undue hardship in continuing Executive’s employment as set forth in this Agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of any unpaid Annual Base Salary through the date of termination and those rights which Executive may have under the Company’s employee benefit plans.

f)	Resignation from Other Positions. In the event Executive’s employment under this Agreement is terminated for any reason, if Executive is then serving in any other capacity, such as an officer or director for any of the Corporation, the Company or any their respective affiliates or subsidiaries, such service shall also be deemed to immediately terminate and Executive shall be deemed to have resigned from all such other positions.

4.                  Employment Period Compensation, Benefits and Expenses.

a)	Annual Base Salary. For services performed by Executive under this Agreement, the Company shall pay Executive an annual base salary during the Employment Period at the rate of $700,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Company (the “Annual Base Salary”). The Annual Base Salary shall be reviewed annually by the Corporation Board and the Corporation Board may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases.
b)	Bonus. The Executive shall participate in any equity incentive plan and short-term performance plan generally made available to executive officers of the Company.
c)	Vacations, Holidays, etc. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Company. Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Company to its regular full-time employees and senior executive officers.
d)	Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Company, subject to the eligibility and terms of each such plan, until such time that the Company authorizes a change in such benefits.
e)	Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Company.

5.                  Rights in Event of Termination of Employment.

a)	If Executive terminates his employment with the Company without Good Reason (as defined below), Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Company shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through date of termination, and (ii) the Company shall provide to Executive’s dependents any benefits due under the Company’s employee benefit plans then in effect.
b)	If Executive’s employment is involuntarily terminated by the Corporation and the Company without Cause (other than for death or Disability), or the Executive voluntarily terminates employment for Good Reason (as defined below), Executive shall be entitled to receive the compensation and benefits set forth below:

1.                  Executive shall be entitled to receive an amount equal to (A) his Annual Base Salary plus (B) the target short-term incentive bonus for the year in which he is involuntarily terminated without Cause (other than for death or Disability), or the Executive voluntarily terminates employment for Good Reason. Such annual amount shall be multiplied by the number of full calendar months remaining in the Employment Period divided by twelve (12). The resulting amount shall be paid by the Company in one lump sum following Executive’s execution of the release (provided such release is not rescinded) described in Section 7.

2.                  Also, in such event, Executive shall, for the remaining Employment Period, continue to participate in any benefit plans of the Company that provide health (including medical and dental) coverage, upon terms no less favorable than the most favorable terms provided to senior executives of the Company during such period. In the event that the Company is unable to provide such coverage by reason of Executive no longer being an employee, the Company shall provide Executive an amount equal to the total after-tax cost to Employee, for each month that is then remaining in the Employment Period, of obtaining such coverage.

c)	“Good Reason” shall mean (i) a material diminution in salary, (ii) a material diminution in authority, duties or responsibilities, (iii) a reassignment which assigns full-time employment duties to Executive at a location more than twenty (20) miles from the Company’s principal executive office on the date of this Agreement, in all cases after notice from Executive to the Company within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Company to cure such situation within thirty (30) days after said notice, or (iv) a change in Executive’s title accompanied by any of the circumstances described in clauses (i), (ii) or (iii) above.
d)	Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise,

6.                  Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Corporation Board or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company’s, the Corporation’s or any of their subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Company or the Corporation; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or any information that must be disclosed as required by law.

7.                  Requirement of Release. Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Section 5 shall be contingent upon Executive’s prior agreement with and signature to a complete release agreement in the form as mutually agreed by the parties, which release is not rescinded by Executive. Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year.

8.                  Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by United States registered or certified mail, postage prepaid with return receipt requested, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Company, in the case of notice to the Company.

9.                  Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer of the Corporation and the Company specifically designated by the respective Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.              Assignment. This Agreement shall not be assignable by any party, except by the Company to any successor in interest to its business.

11.              Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

12.              Successors; Binding Agreement.

a)	The Corporation and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation or the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” and “Company” shall mean the Corporation and the Company as defined previously and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

b)	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

13.              Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.              Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota, without regard to its conflict of laws principles.

15.              Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

16.              Limitations on Payments.

a)	Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Code, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by the Company’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
b)	All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

17.              Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Base Salary or payments due Executive under Section 5, paid hereunder (whether in equity or in cash) shall be subject to recovery by the Company in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that except as set forth in the next sentence, a determination as to the recovery of a bonus or incentive compensation shall be made within twenty-four (24) months following the date such bonus or incentive compensation was paid. Notwithstanding anything to the contrary herein, all compensation payable to Executive shall be subject to any policy adopted by the Company designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, related rules and the listing standards of The Nasdaq Stock Market, including, but not limited to, the Corporation’s Incentive Compensation Recovery Policy, originally adopted on December 1, 2023. In the event that the Corporation Board determines that a bonus or incentive compensation payment to Executive is recoverable, in its sole discretion, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Company of the same.

18.              Application of Code Section 409A.

a)	Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code

Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.
b)	Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
c)	Any payments made pursuant to Section 5, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.
d)	To the extent it is determined that any benefits described in Section 5(a)(ii) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NODAK INSURANCE COMPANY
By:	/s/ Eric Aasmundstad
Name:	Eric Aasmundstad
Title:	Board Chair

NI HOLDINGS, INC.
By:	/s/ Eric Aasmundstad
Name:	Eric Aasmundstad
Title:	Board Chair
SETH C. DAGGETT
/s/ Seth C. Daggett